Dated       November 2006

GENESIS LEASE LIMITED

and

ALAN JENKINS

EMPLOYMENT AGREEMENT

A&L Goodbody

THIS AGREEMENT made on this      day of November 2006

BETWEEN:

(1)	GENESIS LEASE LIMITED whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the Company); and
(2)	ALAN JENKINS of c/o Seamus Moynihan, Old School House Road, Monaleen, Limerick (the Chief Financial Officer)

Pursuant to an Agreement dated 22 September, 2006 between the Company and the Chief Financial Officer, the parties agreed that the Chief Financial Officer was to be employed by the Company subject to the terms and conditions set out in the said agreement (the Original Agreement). The parties have agreed to amend the Original Agreement by replacing it with this Agreement. The parties agree that from the date of this Agreement the Chief Financial Officer will be employed by the Company, subject to the following terms and conditions:

1.	Appointment:

The Chief Financial Officer’s employment commenced on 6 October, 2006 and this is deemed to be the Chief Financial Officer’s commencement date for the purposes of any period of continuous employment and for statutory purposes.

2.	Position & Duties:
2.1.

The Chief Financial Officer shall serve the Company and any subsidiary undertakings or associated undertakings of the Company (together the Companies) as may be required by the Board and/or Chief Executive. The Chief Financial Officer will report to the Chief Executive and will perform the duties appropriate to the position of Chief Financial Officer in addition to any such additional or alternative duties as the Company shall assign to the Chief Financial Officer from time to time.

2.2.

Subsidiary undertakings is to have the meaning given to that expression in section 155 of the Companies Act, 1963 (as may be amended from time to time). Associated companies is to mean a holding company of the Company or any subsidiary of any such holding company or a body corporate having an equity share capital of which not less than 20% in nominal value is beneficially owned by the Company, its subsidiary undertakings and its associated undertakings.

2.3.

The Chief Financial Officer shall, unless prevented by illness, devote the whole of his business time and attention to his duties and to the business of the Companies, and shall well and faithfully serve and use his best endeavours to promote the interests of the Companies at all times, and shall not knowingly do, or omit to do, or permit or suffer anything to be done or omitted, to the prejudice, loss or injury of any of the Company, its subsidiary undertakings and associated undertakings.

3.	Remuneration
3.1.	Base Salary
3.1.1.

The Chief Financial Officer’s base salary is €150,000 gross per annum, subject to deductions of tax and PRSI and any other deductions required by law or provided for under this Agreement. The Chief Financial Officer’s salary is payable monthly in arrears by way of bank transfer into the Chief Financial Officer’s nominated bank account. The Chief Financial Officer’s salary will be reviewed annually, commencing on a date determined by the Company and any increase will be notified to the Chief Financial Officer. In reviewing the Chief Financial Officer’s salary, there is no obligation on the Company to make any increase and any increase given in any year shall not create an entitlement or an expectation of future increases.

3.2.	Bonus
3.2.1.

The Chief Financial Officer will be eligible to participate in a Company bonus scheme with the actual amount (higher or lower) and form of the bonus to be determined annually by the Company. The following are guidelines based on the Chief Financial Officer’s position, level and job responsibilities:

Annual Bonus Target

US$150,000 in cash, stock, restricted stock units and/or stock options where no more than 20% of the annual bonus target will be in stock options.

Full details of the Company bonus scheme will be furnished to the Chief Financial Officer in due course.

3.2.2.

The continued operation of the Company bonus scheme and the bonus payments described above are entirely at the discretion of the Company, are linked to the performance of the employee and are not guaranteed payments. Bonus guidelines are subject to review annually and may therefore change from time to time. Bonus payments, if any, are made in the year following the performance year on a date determined by the Company.

3.2.3.

Bonus Target for the financial year ending 31 December, 2006 will be on a pro-rated basis based on an assumed starting date of 1 July 2006 to reflect the contribution of the Chief Financial Officer in the formation and launch of the Company.

3.2.4.	The Chief Financial Officer shall receive a once-off bonus of €100,000 upon the completion of the Initial Public Offering of the common stock of the Company.
3.3.	Other benefits
3.3.1.

The Company shall provide the Chief Financial Officer with a motor car (together with the right to use the car for business or private purposes on such terms as to private use as the Company may from time to time direct) and shall discharge the road tax and insurance premiums thereon together with running expenses to the extent incurred in connection with the Companies’ business. Although the car will remain the property of the Company, the Chief

Financial Officer shall ensure that at all times when it is driven it is in the state and condition required by law. The Chief Financial Officer shall ensure that the car is properly maintained and shall on the termination of his employment hereunder return the car in a roadworthy condition to the Company without delay.

3.3.2.

The Company shall discharge health insurance premiums for the Chief Financial Officer and his immediate family in accordance with Plan C of the Voluntary Health Insurance Board or BUPA Ireland equivalent.

4.	Restricted Shares and Share Options
4.1.

The Company shall grant to the Chief Financial Officer restricted shares with a fair market value of US$175,000 upon the pricing of the initial public offering of the common stock of the Company. Such grant shall be made under and in accordance with the rules of the Genesis Lease Limited Share Incentive Plan (the Plan) which will be established by the Board of Directors and communicated thereafter to the Chief Financial Officer. These shares may not be sold by the Chief Financial Officer while the restrictions are in place. The restrictions on the shares shall lapse in equal annual instalments over a period of three years following the date of the pricing of the initial public offering. The dividends payable on the shares will be paid on a current basis as and when declared by the Company.

4.2.

The Company shall grant to the Chief Financial Officer upon the pricing of the initial public offering stock options to enable him to purchase common stock of the Company with a fair market value of US$100,000 upon the pricing of the initial public offering of the common stock of the Company with an exercise price per share equal to the initial public offering price in the initial public offering of the common stock of the Company and with vesting of such options in equal annual instalments over a period of three years from the date of the closing of the initial public offering.

5.	Expenses

All expenses, properly vouched, agreed in advance and reasonably incurred by the Chief Financial Officer on the Company’s behalf will be reimbursed in full in accordance with the Company’s travel and living policy.

6.	Pension

The Company shall make an annual contribution equal to 10% of the Chief Financial Officer’s annual base salary hereunder into the Chief Financial Officer’s Revenue approved pension scheme.

7.	Life Assurance/Permanent Disability Cover

The Company shall provide life assurance / permanent disability insurance cover to a value of four times the Chief Financial Officer’s annual base salary payable to his specified beneficiaries upon his death.

8.	Hours of Work:

The Chief Financial Officer’s basic hours of work will be from 9.00 a.m. to 5.30 p.m. Monday to Friday. The Chief Financial Officer will be required to work such additional time as may be required to complete the Chief Financial Officer’s responsibilities. No additional remuneration will be paid in respect of this additional work.

9.	Place of Work & Relocation:
9.1.

The Chief Financial Officer’s normal place of work is Limerick (or at a location within a reasonable commuting distance of Limerick) but the Chief Financial Officer’s duties may require travel to and work at other locations locally, countrywide or internationally. The Company reserves the right to change the place of the Chief Financial Officer’s employment, in which event, the Chief Financial Officer will be given reasonable notice. Any such change to place of work will not constitute a breach of this Agreement or give rise to any entitlement to payment to the Chief Financial Officer for disturbance or otherwise.

9.2.

The Chief Financial Officer will be entitled to a maximum allowance of €30,000 in respect of the Chief Financial Officer’s properly vouched relocation expenses on his move from Australia to Ireland to include the properly vouched travel expenses of the Chief Financial Officer’s wife and a second family member who will travel with the Chief Financial Officer’s wife to Ireland in the event that he is unable to do so.

9.3.	The Chief Financial Officer’s relocation expenses shall be in accordance with GECAS’ relocation expense policy.
10.	Annual Leave & Public Holidays:

The Chief Financial Officer is entitled to 25 working days annual leave per annum (exclusive of public holidays). Annual leave must be agreed in advance with the Company and must be taken at times convenient to it. The Company’s leave year runs from 1 January to 31 December and annual leave should normally be taken within the year. Unused annual leave may only be carried over from year to year in exceptional circumstances and at the discretion of the Company and in such cases, must, in any event, be taken within six months of the end of leave year.

11.	Termination & Notice
11.1.

The Chief Financial Officer’s employment may be terminated by either party by giving six months notice in writing or such longer notice as may from time to time be required by law. The Company may elect to terminate this Agreement with immediate effect by paying the Chief Financial Officer’s basic salary and contractual benefits under clauses 3.3.2, 6 and 7 in lieu of notice. The Company may terminate this Agreement without notice where the Chief Financial Officer is guilty of gross misconduct or in circumstances which justify summary dismissal. For the avoidance of doubt, during any notice period the Chief Financial Officer will continue to receive his contractual benefits under clauses 3.3.2, 6 and 7 save in the event that the Company terminates the Chief Financial Officer’s employment on the grounds specified in clause 11.3.

The Company may request the Chief Financial Officer to take garden leave and not to attend for work or perform duties during the notice period. If the Chief Financial Officer is required to take garden leave the Company may require the Chief Financial Officer-

(a)	not to attend his place of work or any of the Company’s other premises;
(b)	not to carry out all or part of his duties during the notice period;
(c)	to return to the Company all documents and other materials (including copies) belonging to the Company;
(d)

not without the prior written permission of the Company contact or attempt to contact any of the Company’s clients, customers, suppliers, agents, professional advisers, brokers, or bankers or any of the Company’s employees; and

(e)	not to commence work with another employer, entity or company until the date that his employment terminates.

During any period of garden leave the Chief Financial Officer will continue to receive his basic salary and contractual benefits and all obligations and entitlements under this Agreement continue to apply.

11.2.	The Company’s retirement age is 65 at which time the Chief Financial Officer’s employment will automatically terminate without any notice obligations on either side.
11.3.	If the Chief Financial Officer:
11.3.1.	is declared a bankrupt or applies for protection against his creditors generally;
11.3.2.	engages in any fraud, serious misconduct or wilful neglect to carry out his duties hereunder or commits any serious or repeated breach of this Agreement continued after warning;
11.3.3.

engages in any serious repeated breach or non-observance of any of the stipulations contained in the Articles of Association of the Company or the provisions of the Companies Acts, 1963 to 2005 (as may be amended from time to time);

11.3.4.	is convicted of an offence under the Part V of the Companies Act, 1990 or any other present or future statutory enactment or regulations relating to insider dealing;
11.3.5.	ceases to be a director of any company by virtue of any provision of the Companies Acts, 1963 to 2005 (as the same may be amended from time to time) or he becomes subject to any declaration or order made by a court of competent jurisdiction restricting or disqualifying him from being a director of any company;

11.3.6.	in the opinion of a majority of the Board of Directors becomes incapable by reason of mental disorder of discharging his duties as a director or employee of the Company or any other of the Companies;
11.3.7.	is convicted of any indictable offence (other than an offence under the road traffic legislation for the time being in force for which a penalty of imprisonment is not enforced);
11.3.8.	engages in any conduct which brings or is likely to bring serious discredit upon the Company; or
11.3.9.	resigns as a director of the Company otherwise than at the request of the Company the Company may terminate the Chief Financial Officer’s employment hereunder by notice with immediate effect without compensation, and such termination will be without prejudice to any other rights or remedies of the Company in respect of any breach of this Agreement.

11.4.

Notwithstanding anything to the contrary in this Agreement, in the event that the currently proposed launch of the Company and the Initial Public Offering of its common stock do not proceed within six months of the date of this agreement the Company shall be entitled to terminate this Agreement in which case the Company shall pay the Chief Financial Officer the sum of US$350,000 subject to deductions of tax and PRSI and any other deductions required by law or provided for under this Agreement. This payment shall be conditional on the Chief Financial Officer accepting the payment in full and final settlement of all entitlements including notice and any claim he may have against the Company and executing all necessary documentation to this effect.

11.5.

In any case where the Company is entitled to give a notice of termination under clause 11.3, it will be entitled instead to suspend the Chief Financial Officer, either on full or part pay, or without payment of salary and with or without the benefits or other perquisites arising hereunder (but without prejudice to the Company’s rights to subsequently terminate the employment of the Chief Financial Officer under clause 11.3).

12.	Consequences of Termination
12.1.	On termination of this Agreement the Company shall forthwith pay to the Chief Financial Officer all accrued and unpaid remuneration, fees and expenses properly due under the terms of this Agreement.
12.2.

Subject to clause 12.3 below, in the event that the Company terminates the employment of the Chief Financial Officer herein on notice pursuant to clause 11 and without cause (i.e.: in the absence of a breach of contract or other substantial ground for termination or dismissal) or if the Chief Financial Officer tenders his resignation within six months of a change in the control (i.e.: any group or any person acquires beneficial ownership of more than 50% of the Company’s common stock or American Depository Receipts) of the Company:

(i)

the Chief Financial Officer shall be entitled to receive a gross payment (i.e.: subject to tax and PRSI) equal to twice the amount of the Chief Financial Officer’s annual base salary hereunder plus any pro-rated discretionary bonus payment to which the Chief Financial Officer may be entitled. Where the Company terminates the employment of the Chief Financial Officer in the manner described in this clause then this payment shall include any payments to which the Chief Financial Officer is entitled during the notice period but excluding the Chief Financial Officer’s contractual benefits under clauses 3.3.2, 6 and 7. This payment shall be conditional on the Chief Financial Officer accepting the payment in full and final settlement of any claim he may have against the Company and executing all necessary documentation to this effect; and< /font>

(ii)	the restrictions on any restricted shares held by the Chief Financial Officer shall lapse immediately and any share options held by the Chief Financial Officer shall vest immediately.
12.3.	In the event that the Chief Financial Officer’s employment is terminated under clause 11.4 above then clause 12.2 shall not apply.
12.4.	Upon the termination of this Agreement howsoever:
12.4.1.

the Chief Financial Officer shall immediately deliver up to the Company all correspondence, documents, memoranda, papers, computer disks and all other media of electronic storage, writing, credit cards, keys, mobile telephones and other property of the Company which may be in his possession or under his control by reason of this Agreement and shall not retain any copies thereof;

12.4.2.

the Chief Financial Officer shall not hold himself out, or represent, to any third party that he has the authority or ostensible authority to represent or to make any commitment on behalf of, or to contractually bind, the Company.

12.5.

The termination of this Agreement shall not affect such of the provisions hereof as are expressed to operate or have effect or as are capable of having effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party, except as to any claim which may be released pursuant to clause 12.2 (i) above.

12.6.

The Chief Financial Officer shall forthwith resign in writing from all directorships, trusteeships and other offices he may hold from time to time with the Company, its subsidiary undertakings or its associated undertakings without compensation for loss of office in the event of:-

12.6.1.	the termination of the employment of the Chief Financial Officer; or
12.6.2.	either the Chief Financial Officer or the Company serving on the other notice of termination pursuant to this Agreement.

the Chief Financial Officer hereby irrevocably appoints the Company (by way of security for the obligations of the Chief Financial Officer under this clause) to be his attorney in his name and on his behalf to execute and do any such instruments or things and generally to use his name for the purpose of giving to the Company the full benefit of the provisions of this clause.

13.	Illness & Absence Procedure
13.1.

The Company has illness and absence notification requirements. Where there is continuing absence, the Chief Financial Officer shall keep the Company fully informed of his condition and his expected return to work. A medical certificate must be produced in respect of absence of three days or more and afterwards, at such intervals as are required by the Company. The Company reserves the right to have the Chief Financial Officer medically examined at any time during employment for the purposes of establishing the Chief Financial Officer’s fitness to work.

13.2.

The company operates a sick pay scheme whereby the Chief Financial Officer shall be paid full salary for up to 26 weeks absence in any 12 month period. The Company may in its absolute discretion cease payments under the scheme where the Chief Financial Officer fails to follow the absence notification procedures or to provide the required medical certification as outlined above or in circumstances where it reasonably believes the Chief Financial Officer’s absence is not legitimate.

13.3.

Where the Company makes payments to the Chief Financial Officer during absence through illness and the illness is or appears to be an occasion of actionable negligence of a third party in which damages are or may be recoverable, the Chief Financial Officer shall immediately notify the Company of that fact and of any claim, settlement, agreement or judgment made or awarded in connection with it, and shall give to the Company all particulars which the Company may reasonably require and shall, if required by the Company refund to the Company that part of any damages recovered related to loss of earnings for the period of the illness as the Company may reasonably determine, provided that the amount to be refunded will not exceed the amount of damages or compensation recovered by the Chief Financial Officer less any cost borne by the Chief Financia l Officer in connection with the recovery of such damages or compensation and will not exceed the total remuneration paid to him by the Company by way of salary in respect of the period of illness.

14.	Medical Examination

The appointment of the Chief Financial Officer hereunder is subject to a satisfactory medical clearance from a medical officer appointed by the Company, although the Company reserves the right to waive this condition precedent. The Company has the right to require at any given time that the Chief Financial Officer submits to a medical examination or test by a doctor nominated by the Company and the Chief Financial Officer hereby authorises such doctor to disclose to and discuss with the Company and the Company’s medical advisers the results of any such examinations or tests.

15.	Disciplinary Procedure

The Company requires a good standard of discipline and conduct from the Chief Financial Officer together with satisfactory standards of work. Disciplinary action up to and including dismissal may take place if the Chief Financial Officer’s conduct or standard of work falls below an acceptable level. Summary dismissal may take place where gross misconduct occurs, which shall be treated as a termination by the Company under clause 11.3.

16.	Grievance Procedure

The purpose of the grievance procedure is to resolve any work-related problem as quickly as possibly. All grievances will be dealt with seriously and confidentially and the Chief Financial Officer need not fear victimisation for making or being involved in a complaint. The Chief Financial Officer should contact the Board in the event of any grievance.

17.	Integrity Compliance Policy

The Company requires that the Chief Financial Officer upholds the policies and values of the Company.

18.	Health & Safety:

The Company takes seriously its obligations regarding the safety, health and welfare of its employees and in that regard, the Chief Financial Officer’s attention is drawn to the Company’s health and safety procedure, which may be amended from time to time, and to health and safety legislation.

19.	Confidentiality
19.1.	The Chief Financial Officer shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination thereof, directly or indirectly
19.1.1.	use for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or
19.1.2.	disclose to any person, company, business entity or other organisation whatsoever;

any trade secrets or confidential information relating or belonging to the Company or its associated companies including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, sales and marketing information, business plans or dealings, employees or officers, source codes and computer systems, software, financial information and plans, designs, formulae, prototypes, product lines, services, research activities, any document marked ‘Confidential’ (or with a similar expression), or any information which the Chief Financial Officer has been told is confidential or which he might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or associated company in confidence by customers, suppliers or other persons.

19.2.

The Chief Financial Officer shall not at any time during the continuance of his employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s business, dealings or affairs otherwise than for the benefit of the Company or any associated company.

19.3.	The obligations contained in Clause 19.1 shall not apply to any disclosures required by law, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of employment other than by way of unauthorised disclosure.

19.4.

The Chief Financial Officer shall not make or communicate any statement (whether written or oral) to any representative of the press, television, radio, or other media and shall not write any article for the press or otherwise for publication on any matter connected with or relating to the business of the Company or any associated company without obtaining the prior written approval of his immediate superior.

19.5.

Any discovery, invention, process concept, idea, improvement, patentable material, design, service mark, trade mark, trade name and other form of industrial or intellectual property (“Intellectual Property”) made, originated, developed, acquired or discovered by the Chief Financial Officer (whether alone or jointly with others) while in the service of the Company or any subsidiary or associated companies of the Company shall forthwith be disclosed to the Company and shall, to the fullest extent permissible by law, vest in, belong to and be the absolute property of the Company or such other subsidiary or associated companies of the Company as the Company may nominate for the purpose. To the extent that such Intellectual Property does not vest in the Company (or its nominee), the Chief Financial Officer holds it on trust for the Compan y (or its nominee) and agrees to assign (and to the fullest extent permitted by law, hereby assigns) all future right, title and interest in such Intellectual Property to the Company. The Chief Financial Officer, if and whenever required so to do (whether during or after the termination of his employment hereunder), shall at the expense of the Company (or its nominee) execute all such documents, make such applications, give such assistance and do all such things as may in the opinion of the Company be necessary or desirable to vest in or confirm the title of the Company to the Intellectual Property. The Chief Financial Officer irrevocably appoints the Company or its nominee as the Chief Financial Officer’s attorney to execute and sign in the Chief Financial Officer’s name and on the Chief Financial Officer’s behalf all documents and instruments as the Company may consider requisite or desirable to give full effect to the terms and conditions of this Agreement. To the maximum extent permitted by law, the Chief Financial Officer waives all moral rights (arising under the Copyright and Related Rights Act 2000 (as amended) or otherwise) and similar rights in relation to such Intellectual Property.

20.	Restrictive Covenants
20.1.

During the Chief Financial Officer’s employment, the Chief Financial Officer shall not without the consent in writing of the Company at any time either solely or jointly with, or as executive, consultant, independent contractor, partner, manager, agent, Chief Financial Officer or otherwise directly or indirectly carry on or be engaged or be concerned or interested in any business, trade or calling which might interfere with the proper performance of his duties or compete in any way with any of the Company’s activities.

20.2.

The Chief Financial Officer shall not within the period of 12 months of termination of his employment hereunder either solely or jointly with, or as executive, consultant, independent contractor, partner, manager, agent, Chief Financial Officer or otherwise.

20.2.1.	knowingly approach, solicit for or accept custom (in relation to any products or services similar to those of the Company) from any person that was during the 6 month period prior to the date of termination of the Chief Financial Officer’s employment hereunder a customer of any the Company;

20.2.2.

canvass or solicit or cause to be canvassed or solicited, in respect of any products or services similar to those of any of the Company, any customer of any of the Company that was during the 6 month period prior to the date of termination of the Chief Financial Officer’s employment hereunder a customer of any of the Company, to discontinue or transfer business from any of the Company, or approach any such customer, with a view to doing any of the foregoing things;

20.2.3.	solicit or entice or cause to be solicited or enticed away from any of the Company any person employed by the Company in any executive, technical or other capacity;
20.2.4.	interfere or seek to interfere with the continuance of any of the terms of the supply of goods or services to any of the Company.
20.3.

Whilst the restrictions in this clause are considered by the parties to be reasonable in all the circumstances as at the date hereof, it is acknowledged that restrictions of such a nature may be invalid because of changed circumstances or other unforeseen reasons, and accordingly if any one or more such restrictions are judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but would be valid if part of the wording thereof were deleted, the period thereof reduced or the range of activities or areas covered thereby reduced in scope, the said restrictions will be deemed to apply with such modifications as may be necessary to make them valid and effective, and any such modifications shall not thereby affect the validity of any other restriction contained herein.

21.	Data Protection & Personal Information
21.1.

All personal information which the Company holds about the Chief Financial Officer is protected by data protection laws. The Company take its responsibilities under these laws seriously and holds some or all of the following personal data about the Chief Financial Officer:

Address, date of birth, marital status, educational or previous employment background, history and details of current position, CVs, applications and interview records, references, performance ratings or reviews, salary, bonuses, records of internet or email usage, CCTV images, records of disciplinary investigations/meetings or grievances, stock option, pension and other insurance documentation, payroll details and other related data.

21.2.

This information is required for the management and administration of the Chief Financial Officer’s employment and to protect the Chief Financial Officer’s rights under various employment laws. For these purposes it may from time to time be necessary to disclose the Chief Financial Officer’s personal information to third parties, including payroll processors, pension brokers/trustees, or insurers. It may also be necessary to disclose information in order to comply with any legal obligations. The Company takes all reasonable steps as required by law to ensure the safety, privacy and integrity of the personal information. The Company may need to share personal data including sensitive personal data with other related entities which are based abroad. This may involve a transfer of data, including the Chief Financial Officer’s personal sensitive data to a country which may not have the same data protection laws as Ireland. By signing this Agreement, the Chief Financial Officer consents to the Company holding, processing, transferring or disclosing such personal data.

21.3.

It is a condition of the Chief Financial Officer’s employment to disclose to the Company any events or incidents in respect of the Chief Financial Officer’s health, of any criminal conviction(s) or of any other matter that occurred in the past or may occur in the future that would have any bearing on the terms of the Chief Financial Officer’s employment with the Company.

22.	Liquidation for Reconstruction or Amalgamation

The Chief Financial Officer shall have no claim against the Company if the Employment is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction provided that he is offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which, taken as a whole, are not substantially less favourable than the terms of this Agreement as are in force between the parties at the time of such amalgamation or reconstruction.

23.	Variation

In addition to any specific reservations referred to in this Agreement, the Company reserves the right to make changes of a minor, administrative, or non-fundamental nature to the terms and conditions of the Chief Financial Officer’s employment from time to time. Wherever practicable, the Chief Financial Officer will be given advance notice of any such change. Changes of a major, non-administrative or fundamental nature, other than where specifically reserved in this Agreement, will not be made without consultation with the Chief Financial Officer.

24.	Miscellaneous
24.1.

The Chief Financial Officer hereby warrants that by virtue of entering into this Agreement the Chief Financial Officer will not be in breach of any express or implied terms of any Court order, contract or any other obligation legally binding upon the Chief Financial Officer

24.2.

No failure or delay by the Company in exercising any remedy, right, power of privilege under or in relation to his Agreement or at law shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.

24.3.

This Agreement contains the entire agreement between the parties relating to the subject matter contained in this Agreement. All prior and contemporaneous agreements written or oral, between the parties regarding the subject matter hereof are superseded by this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

24.4.	This Agreement is governed by and shall be construed in accordance with Irish law and the parties to this Agreement hereby submit to the exclusive jurisdiction of the Irish Courts.
24.5.

The information contained in this Agreement constitutes a written statement of particulars of the Chief Financial Officer’s employment with the Company in accordance with the requirements of the Terms of Employment Act 1994.

IN WITNESS whereof this Agreement has been entered into on the date first herein written:

SIGNED on behalf of the Company in the presence of:
Signature

Title
SIGNED by the Chief Financial Officer in the presence of: